Exhibit 23.1

BEACH, FLEISCHMAN & CO., P.C. Certified Public Accountants/Financial & Business Advisors	Bruce D. Beach, CPA Peter F. Beahan, CPA, ABV	George Henderson, CPA David M. Iaconis, CPA
	Richard A. Bratt, CPA	Jimmy J. Lovelace, CPA
	David J. Cohen, CPA	Kathym M. Ludwig, CPA
	Jo DeChatelet, CPA, CFPI(k)	Karen K. McCloskey, CPA, MST
	Kevin J. Donovan, CPA, EA, MSPA	Kim D. Paskal, CPA, MBA
	Bryan S. Eto, CPA	Cynthia A. Schroeder, CPA
	Marc D. Fleischman, CPA, ABV	Jay J. Senkerik, CPA
Robert G. Harbour, CPA, CVA
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Current Report on Form 8-K, Amendment No.1 (File No. 001-33882) of our report dated September 9, 2005 relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2004.
Beach, Fleischman &Co., P.C.
Tucson, Arizona
February 21, 2008